Exhibit 99.1

AMENDMENT NO. 4 TO LICENSE AGREEMENT

This Amendment No. 4 to License Agreement (this “Amendment”) is entered into as of December 21, 2015 by and among, on the one hand, DreamWorks Animation LLC, a Delaware limited liability company with offices at 1000 Flower Street, Glendale, California 91201 (“DWA”), and, on the other hand, DW II Management, Inc., a Delaware corporation with offices at 11400 W. Olympic Blvd, Suite 550, Los Angeles, California 90064 (“Spielberg Entity”), and Steven Spielberg, an individual with offices at 11400 W. Olympic Blvd, Suite 550, Los Angeles, California 90064 (“Spielberg”).

A. DWA, Spielberg Entity and Spielberg are parties to that certain License Agreement dated January 1, 2009, as amended, pursuant to which DWA licensed to Spielberg Entity certain trademarks (the “License Agreement”).

B. The parties now wish to amend the License Agreement to extend the Term as set forth in this Amendment.

THEREFORE, the parties hereby agree as follows:

1.	Section 3(a) of the License Agreement is hereby amended to read as follows:

“The Term of this License Agreement shall commence on the Effective Date and, unless terminated sooner pursuant to Paragraph 3(b), shall continue thereafter until the first to occur of (i) the initial Release Date of the thirtieth (30th) Motion Picture produced (or co-produced), acquired, distributed or released by or for Holding Company, or (ii) January 31, 2016.”

2.	Subject to the terms and conditions of this paragraph, DWA consents to Spielberg Entity permitting the assignment by DreamWorks II Holding Co., LLC (“DW II Holding”) of all of DW II Holding’s rights and obligations under the Holding Company Sublicense (as defined in the License Agreement) to Storyteller Holding Co. LLC (“Storyteller”), provided that pursuant to such assignment Storyteller expressly assumes and agrees to be bound by all of the obligations of DW II Holding under the Holding Company Sublicense, and further expressly acknowledges that all of the terms and conditions (including all limitations and restrictions with respect to use of Licensed Marks) that applied to DW II Holding under the Holding Company Sublicense will apply to Storyteller. Spielberg Entity will provide DWA with a copy of the documentation that Spielberg Entity, DW II Holding and Storyteller propose to use to accomplish the foregoing assignment and Spielberg Entity will not (and will not permit DW II Holding or Storyteller to) execute any such documentation unless and until DWA has approved the documentation in writing. For avoidance of doubt, the foregoing assignment is not intended to, and will not be deemed to, extend the term of the Holding Company Sublicense and the Holding Company Sublicense will expire or terminate pursuant to its terms notwithstanding such assignment.

3.	Except as expressly provided in this Amendment, the License Agreement remains in full force and effect. The License Agreement, as amended by this Amendment, constitutes the entire agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Amendment as of the date first above written.

DW II MANAGEMENT, INC.		DREAMWORKS ANIMATION LLC

By:	/S/ MICHAEL RUTMAN	By:	/S/ ANDREW CHANG
Name:	MICHAEL RUTMAN	Name:	ANDREW CHANG
Position:	CFO	Position:	GENERAL COUNSEL

STEVEN SPIELBERG

/S/ STEVEN SPIELBERG

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